Exhibit 99.1

GE Healthcare and Novavax Establish Collaboration
To Develop and Market Pandemic Influenza Solution
•	Collaboration aimed at enabling vaccine production facility commissioning in half the time of a traditional egg-based facility.

•	Once established, such a vaccine facility could allow manufacturing of pandemic flu vaccine to commence within 12 weeks of the strain isolation
Chalfont St Giles, UK and Rockville, MD, USA: December 10, 2007 GE Healthcare, a unit of General Electric Company (NYSE: GE), and Novavax Inc. (NASDAQ: NVAX), today announced a collaboration agreement to develop and market a pandemic influenza vaccine manufacturing solution for selected international countries. This collaboration leverages GE Healthcare’s bioprocess solutions and design expertise and Novavax’s virus-like particle (VLP) and manufacturing platform.
Health planners around the world are looking to increase manufacturing capacity and vaccine stockpiles to counter the threat of a global avian flu pandemic: the global demand for pandemic influenza vaccine has been reported as possibly approaching 13 billion doses, with current world capacity at best 2.4 billion doses.
“This collaboration is a great first example of GE Healthcare realizing its strategy of enabling affordable and safe vaccine production for countries that need to better prepare for emerging infectious diseases,” said Peter Ehrenheim, President and CEO, GE Healthcare Life Sciences.
Novavax’s VLP-based H5N1 pandemic flu vaccine is currently in Phase I/IIa clinical trials. The goal is that any required recombinant vaccine could be produced in cell culture within 12 weeks of identification of a pandemic strain, without using eggs or live influenza virus — as little as half the time compared with currently available processes.
Commenting on the collaboration, Dr. Rahul Singhvi, President and CEO of Novavax said, “This collaboration is a critical milestone in addressing one of the most pressing global healthcare issues of the 21st century. We believe the combination of these technologies will enable the creation of a country’s rapid response supply and self-sufficiency in pandemic flu vaccine.”
GE Healthcare’s new ReadyToProcess portfolio of ready-to-use systems and devices is designed to increase speed, simplicity and safety for all areas of bioprocessing, including the time it takes to build and validate a facility. With Novavax’s VLP and manufacturing platform, the intention is that it could enable commissioning of a new facility from scratch in approximately two and a half years, half the time for a traditional egg-based vaccine production facility, and at a potential capital reduction of approximately 60 per cent.

About GE Healthcare
GE Healthcare provides transformational medical technologies and services that are shaping a new age of patient care. Our expertise in medical imaging and information technologies, medical diagnostics, patient monitoring systems, performance improvement, drug discovery, and biopharmaceutical manufacturing technologies is helping clinicians around the world re-imagine new ways to predict, diagnose, inform, treat and monitor disease, so patients can live their lives to the fullest.
GE Healthcare’s broad range of products and services enable healthcare providers to better diagnose and treat cancer, heart disease, neurological diseases and other conditions earlier. Our vision for the future is to enable a new “early health” model of care focused on earlier diagnosis, pre-symptomatic disease detection and disease prevention. Headquartered in the United Kingdom, GE Healthcare is a $17 billion unit of General Electric Company (NYSE: GE). Worldwide, GE Healthcare employs more than 46,000 people committed to serving healthcare professionals and their patients in more than 100 countries. For more information about GE Healthcare, visit our website at www.gehealthcare.com.
About Novavax Inc
Novavax Inc. is a clinical stage vaccine company committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options. Using the company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases. Novavax’s particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines. With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs. Additional information about Novavax is available at www.novavax.com and in the company’s various filings with the Securities and Exchange Commission.
Forward-Looking Statements
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding product sales, operating expenses, and clinical developments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax and GE Healthcare caution that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the ability of Novavax and GE Healthcare to successfully market a pandemic influenza vaccine solution; the ability of Novavax to integrate GE Healthcare’s devices into its manufacturing process; the terms and conditions of a definitive agreement with one of the selected countries, if such an agreement is reached; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of Novavax’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.
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Contact:

GE Healthcare	Novavax, Inc:
Conor McKechnie	Tricia J. Richardson
International Media Relations	Investor Relations Manager
conor.mckechnie@ge.com	trichardson@novavax.com
+44 771 751 7028	+ 1 240-268-2031

Arvind Gopalratnam
Americas Media Relations
arvind.gopalratnam@ge.com
+1 414-721-2429